Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.7 to the Registration Statement on Form S-1 of our report dated April 15, 2014, except as to the effects of the reverse stock split described in Note 1 Reverse Stock Split, which is dated July 28, 2015, relating to the consolidated financial statements of Ener-Core, Inc. as of December 31, 2013 and for the year ended December 31, 2013 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts” in the Prospectus that is part of this Registration Statement.

/s/ Kelly & Company

Costa Mesa, California

January 14, 2016